Vicor Corporation Reports Results for First Quarter Ended March 31, 2012

ANDOVER, MA -- (Marketwire - April 24, 2012) - Vicor Corporation (NASDAQ: VICR) (the "Company") today reported its financial results for the first quarter ended March 31, 2012.

Revenues for the first fiscal quarter ended March 31, 2012, decreased to $59,668,000, compared to $70,455,000 for the corresponding period a year ago, but increased from $58,551,000 for the fourth quarter of 2011.

Gross margin decreased to $24,467,000 for the first quarter of 2012, compared to $30,454,000 for the corresponding period a year ago, and decreased slightly from $24,491,000 for the fourth quarter of 2011. Gross margin, as a percentage of revenue, decreased to 41.0% for the first quarter of 2012 compared to 43.2% for the first quarter of 2011, and decreased on a sequential basis from 41.8% for the fourth quarter of 2011.

Net income for the first quarter was $326,000, or $0.01 per diluted share, compared to net income of $4,018,000, or $0.10 per diluted share, for the corresponding period a year ago and net income of $677,000, or $0.02 per diluted share, for the fourth quarter of 2011.

The 2012 provision for income taxes, which is based on an estimated annual effective tax rate for 2012, approximates a full statutory tax rate.

Total backlog at the end of the first quarter was $45,788,000, compared to $54,234,000, at the end of 2011.

Patrizio Vinciarelli, Chief Executive Officer, commented on the first quarter, stating, "Demand remained weak through the first quarter, as improved bookings and revenue in some businesses were offset by declines in others. We continue to progress with new product initiatives, having received early purchase orders from important new customers, but have yet to see the long-anticipated ramp in activity."

"Over the past year, we have increased headcount in marketing and sales as part of our long term investment in revenue growth and profitability. While we have established important relationships with global OEMs that are universally attracted to the performance attributes of our products and technology, bookings and shipments have fallen short of expectations. Global macroeconomic uncertainty has been a factor, but segment-specific issues, notably in defense electronics, have negatively influenced our top line. In addition, ongoing baseless legal threats against our Intermediate Bus Converters have inhibited customer uptake of these promising, highly differentiated products."

Dr. Vinciarelli concluded, "While large volume orders may, or may not, be forthcoming, I am confident we are pursuing the right strategy that will lead to long term growth and profitability. Vicor's new product introductions will accelerate during the year, further broadening the opportunities for our company."

Depreciation and amortization for the first quarter of 2012 was approximately $2,632,000, and capital additions totaled $1,261,000. For the same period of 2011, depreciation and amortization was $2,628,000 and capital additions totaled $2,973,000. Cash and cash equivalents increased by $6,342,000 to approximately $78,250,000 at the end of the first quarter of 2012 from $71,908,000 at the end of 2011. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases under the Company's stock repurchase plan.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, April 24, 2012, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 877-280-4962 at approximately 4:50 p.m. and use the Passcode 48584812. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through May 9, 2012. The replay dial-in number is 888-286-8010 and the Passcode is 32338294. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)
                                                         QUARTER ENDED
                                                          (Unaudited)

                                                   ------------------------
                                                      MAR 31,     MAR 31,
                                                       2012         2011
                                                   ------------ -----------

Net revenues                                       $     59,668 $    70,455
Cost of revenues                                         35,201      40,001
                                                   ------------ -----------
    Gross margin                                         24,467      30,454

Operating expenses:
    Sales & administration                               14,160      14,180
    Research & development                                9,843       9,854
                                                   ------------ -----------
      Total operating expenses                           24,003      24,034
                                                   ------------ -----------

Income from operations                                      464       6,420

Other income (expense), net                                  53        (198)
                                                   ------------ -----------

Income before income taxes                                  517       6,222

Provision for income taxes                                  176       2,053
                                                   ------------ -----------

Consolidated net income                                     341       4,169

Less: Net income attributable to noncontrolling
 interest                                                    15         151
                                                   ------------ -----------

Net income attributable to Vicor Corporation       $        326 $     4,018
                                                   ============ ===========

Net income per share attributable to Vicor
 Corporation:
    Basic                                          $       0.01 $      0.10
    Diluted                                        $       0.01 $      0.10

Shares outstanding:
    Basic                                                41,811      41,771
    Diluted                                              41,826      41,859

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)
                                                     MAR 31,      DEC 31,
                                                       2012         2011
                                                   (Unaudited)  (Unaudited)
                                                   -----------  -----------
Assets

Current assets:
    Cash and cash equivalents                      $    78,250  $    71,908
    Accounts receivable, net                            31,553       31,410
    Inventories, net                                    31,489       35,752
    Deferred tax assets                                  2,042        2,176
    Other current assets                                 2,669        3,088
                                                   -----------  -----------
      Total current assets                             146,003      144,334

Long-term investments                                    9,718        9,585
Property and equipment, net                             45,840       47,241
Long-term deferred tax assets, net                       2,556        2,542
Other assets                                             4,307        4,439
                                                   -----------  -----------

                                                   $   208,424  $   208,141
                                                   ===========  ===========

Liabilities and Equity

Current liabilities:
    Accounts payable                               $     7,728  $     8,151
    Accrued compensation and benefits                    8,120        7,337
    Accrued expenses                                     2,740        2,846
    Income taxes payable                                   304          420
    Deferred revenue                                       856        1,194
                                                   -----------  -----------
      Total current liabilities                         19,748       19,948

Long-term deferred revenue                               1,980        2,124
Long-term income taxes payable                           1,332        1,359

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                      167,059      166,732
    Retained earnings                                  136,688      136,362
    Accumulated other comprehensive loss                  (310)        (322)
    Treasury stock                                    (121,827)    (121,827)
                                                   -----------  -----------
      Total Vicor Corporation stockholders' equity     181,610      180,945
Noncontrolling interest                                  3,754        3,765
                                                   -----------  -----------
    Total equity                                       185,364      184,710
                                                   -----------  -----------

                                                   $   208,424  $   208,141
                                                   ===========  ===========

For further information contact:
James A. Simms
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439